Exhibit 4.1

FIFTH AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Sixth Amendment”) is entered into as of September 22, 2023 by and among CAPSTONE GREEN ENERGY CORPORATION, a Delaware corporation formerly known as CAPSTONE TURBINE CORPORATION (the “Company”), the Purchaser signatory hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.), as collateral agent for the Purchasers (in such capacity, the “Collateral Agent”).

RECITALS

A. The Company, certain subsidiaries of the Company, the Purchaser and the Collateral Agent are parties to a certain Amended and Restated Note Purchase Agreement, dated as of October 1, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Purchase Agreement), pursuant to which the Purchaser has agreed to purchase the Notes issued by Company;

B.The Company has informed the Collateral Agent and the Purchasers that an Event of Default has occurred and is continuing pursuant to Section 8.1 of the Note Purchase Agreement as a result of its failure to satisfy the financial covenant set forth in Section 6.08(b) of the Note Purchase Agreement (such Event of Default, together with any other Default or Event of Default arising in connection with the making (or deemed making) of any representation or warranty, a failure to provide notice, or the taking of any action, which such other Default or Event of Default would not have arisen but for such failure to comply with Section 6.8(b) of the Note Purchase Agreement, collectively, the “Designated Events of Default”);

C.The Note Parties have requested that the Purchaser amend the Note Purchase Agreement as set forth herein and, subject to the terms and conditions hereof, the Purchaser (being the sole Purchaser under the Note Purchase Agreement) executing this Sixth Amendment is willing to do so; NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A.  AMENDMENTS

1.	Section 1.1 of the Note Purchase Agreement is hereby amended by amending and resting the following terms in their entirety:

“Closing Date Certificate” means a certificate dated as of the Closing Date, the Additional Notes Closing Date, or the Pre-Funding Notes Closing Date, as applicable, and substantially in the form of Exhibit F-1.

“Commitment” means any Initial Notes Purchase Commitment, Additional Notes Purchase Commitment, or Pre-Funding Notes Purchase Commitment and “Commitments” means all of the Initial Notes Purchase Commitments, Additional Notes Purchase Commitments, and Pre-Funding Notes Purchase Commitments of all Purchasers.

“Notes” means the Initial Notes, any Additional Notes, and the Pre-Funding Notes.

2.	Section 1.1 of the Note Purchase Agreement is hereby amended by adding the following terms:

“Pre-Funding Notes” means a Pre-Funding Note purchased by a Purchaser pursuant to Section 2.1(b)(iii).

“Pre-Funding Notes Closing Date” means the date on which the Pre-Funding Notes are issued and purchased by the Purchasers.

“Pre-Funding Notes Purchase Commitment” means the commitment of a Purchaser to purchase Pre-Funding Notes and “Pre-Funding Notes Purchase Commitments” means such commitments of all Purchasers in the aggregate.  The amount of each Purchaser’s Pre-Funding Notes Purchase Commitment, if any, is set forth on Appendix A-3 or in the applicable assignment agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Pre-Funding Notes Purchase Commitments as of the Pre-Funding Closing Date is $3,000,000.

“Sixth Amendment” means that certain Sixth Amendment to Amended and Restated Note Purchase Agreement, dated as of September 22, 2023, by and among the Note Parties, the Collateral Agent and the Purchasers.

“Sixth Amendment Designated Events of Default” has the meaning ascribed to “Designated Events of Default” in the Sixth Amendment.

3.	Section 2.1 of the Note Purchase Agreement is hereby deleted in its entirety and replaced with:

Issuance and Purchase of the Notes
.
(a)Authorization of Notes.  The Company will authorize the issue and sale of its $53,000,000 Senior Secured Notes due October 1, 2023 (for the avoidance of doubt, it being understood and agreed that from and after the Fourth Amendment Effective Date, the Notes shall be due on the Notes Maturity Date).   On the Additional Notes Closing Date, each Purchaser of the Initial Notes shall deliver to the Company for cancellation the Initial Notes held by it or a lost note affidavit, and, subject to the receipt thereof, the Company will issue and deliver a Note or Notes in the form attached hereto as Exhibit J in favor of such Purchaser in replacement of such Purchaser’s Initial Note or a single Note in the principal amount of $50,000,000 evidencing both the Initial Notes and the Additional Notes. On the Pre-Funding Notes Closing Date, the Company will issue and deliver a Note or Notes in the form attached hereto as an Exhibit J in favor of each Purchaser providing a Pre-Funding Notes Purchase Commitment in the aggregate principal amount of $3,000,000.

(b)Note Purchase Commitments; Purchase and Sale of the Notes.  Subject to the terms and conditions hereof:
(i)on the Closing Date, Company agrees that it will issue and sell to Purchasers, and each Purchaser severally agrees that it will purchase from Company, Notes in an aggregate original principal amount equal to such Purchaser’s Initial Notes Purchase Commitment;
(ii)on the Additional Notes Closing Date, Company agrees that it will issue and sell to Purchasers, and each Purchaser severally agrees that it will purchase from Company, one or more Additional Notes in an aggregate original principal amount not to exceed such Purchaser’s Additional Notes Purchase Commitment immediately prior to giving effect to the purchase of any such Additional Notes; and
(iii)on the Pre-Funding Notes Closing Date, Company agrees that it will issue and sell to Purchasers, and each Purchaser severally agrees that it will purchase from Company, one or more Pre-Funding Notes in an aggregate original principal amount equal to such Purchaser’s Pre-Funding Notes Purchase Commitment.

Subject to Section 2.13, all amounts owed hereunder with respect to the Initial Notes the Additional Notes, and the Pre-Funding Notes shall be Paid in Full no later than the Notes Maturity Date.  Each Purchaser’s Initial Notes Purchase Commitment shall terminate immediately and fully without further action by any Person upon the issuance by Company of such Notes and purchase pursuant to such Purchaser’s Initial Notes Purchase Commitment on the Closing Date.   Each Purchaser’s Additional Notes Purchase Commitment shall terminate immediately and fully without further action by any Person upon the issuance by Company of such Additional Notes and purchase pursuant to such Purchaser’s Additional Notes Purchase Commitment on the Additional Notes Closing Date.  Each Purchaser’s Pre-Funding Notes Purchase Commitment shall terminate immediately and fully without further action by any Person upon the issuance by Company of such Pre-Funding Notes and purchase pursuant to such Purchaser’s Pre-Funding Notes Purchase Commitment on the Pre-Funding Notes Closing Date.

(c)Funding Mechanics.  For the Initial Notes, Company shall deliver to Purchasers a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least one Business Day prior to the Closing Date (or such later time as may be consented to by Purchasers). For the Additional Notes, Company shall deliver to Purchasers a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least three (3) Business Days prior to the Additional Notes Closing Date (or such later time as may be consented to by Purchasers) in the case of A SOFR Rate Note and at least one Business Day prior to the Additional Notes Closing Date (or such later time as may be consented to by Purchasers) in the case of a Base Rate Note.  For the Pre-Funding Notes, Company shall deliver to purchaser an executed Funding Notice no later than 3:00 pm (New York City time) the Business Day prior to the Pre-Funding Notes Closing Date (or such later time as may be agreed to by Collateral Agent in its sole discretion).
4.	Section 2.2 of the Note Purchase Agreement is hereby deleted in its entirety and replaced with:

2.2Issuance of the Notes.  The Notes will be delivered to each Purchaser in physical form and shall be issued in its name or the name of its nominee on the Closing Date, the Additional Notes Closing Date, the Pre-Funding Notes Closing Date, or date of purchase, as applicable. Each Purchaser’s Initial Notes Purchase Commitment, Additional Notes Purchase Commitment, and Pre-Funding Notes Purchase Commitment, as applicable, shall terminate immediately and without further action on the Closing Date, Additional Notes Closing Date, and Pre-Funding Notes Closing Date, respectively, after giving effect to the purchase by such Purchaser of the Notes on the applicable date. Subject to Sections 2.12 and 2.13, all amounts owed hereunder with respect to the Notes shall be Paid in Full no later than the Notes Maturity Date.
5.	Section 2.5 of the Note Purchase Agreement is hereby deleted in its entirety and replaced with:

2.5 Use of Proceeds.  The proceeds of the Initial Notes issued and sold on the Closing Date shall be applied by Company to fund the repayment in full of the Existing Indebtedness, with the remainder to be applied by the Company for working capital and general corporate purposes. The proceeds of the Additional Notes issued and sold on the Additional Notes Closing Date shall be applied by Company to expand its rental fleet by 12.5 megawatts (MW) and for general corporate purposes.  The proceeds of the Pre-Funding Notes issued and sold on the Pre-Funding Notes Closing Date shall be applied by the Company for working capital and general corporate purposes.   Notwithstanding anything to the contrary in this Agreement, no proceeds of the sale of the Notes may be used in any manner that conflicts with Section 4.18(b) or Section 4.26(a).

6.	Section 3.2 of the Note Purchase Agreement is hereby deleted in its entirety and replaced with:

3.2 Conditions to Credit Date.

(a)Conditions Precedent.  The obligation of each Purchaser to purchase the Notes on the Closing Date, the Additional Notes Closing Date, and the Pre-Funding Notes Closing Date, as applicable, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
(i)Purchasers shall have received a fully executed and delivered Funding Notice;
(ii)As of such Credit Date, the representations and warranties (other than, with respect to the Pre-Funding Notes Closing Date, any representation or warranty which would be true and correct but for the occurrence and continuation of the Sixth Amendment Designated Events of Default) contained herein and in the other Note Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not apply to any representations and warranties to the extent already qualified or modified by materiality or similar concept in the text thereof; and

(iii)As of such Credit Date, no event shall have occurred and be continuing or would result from the issuance and sale of the Notes that would constitute an Event of Default or a Default (other than, with respect to the Pre-Funding Notes Closing Date, the Sixth Amendment Designated Events of Default).
(b)Each request for the sale and purchase of a Note by Company hereunder shall constitute a representation and warranty by Company as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied.
7.	Section 3 of the Note Purchase Agreement is hereby amended by adding the following Section 3.5:

3.5 Pre-Funding Notes Closing Date.

The obligation of each Purchaser to purchase the Pre-Funding Notes on the Pre-Funding Notes Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5 of the Note Purchase Agreement, of the following conditions on or before the Pre-Funding Notes Closing Date:

(a)Note Documents.  Purchasers shall have received sufficient copies of this Sixth Amendment, its Note in the form of Exhibit J and each other Note Document to be dated as of the Pre-Funding Notes Closing Date, in each case as Purchasers shall request, in form and substance satisfactory to Purchasers, and executed and delivered by each applicable Note Party and each other Person party thereto.
(b)Organizational Documents; Incumbency.  Purchasers shall have received in respect of each Note Party (i) copies of each Organizational Document as Purchasers shall request, in each case certified by an Authorized Officer of such Note Party and, to the extent applicable, certified as of the Pre-Funding Notes Closing Dateor a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Note Party executing any Note Documents to which it is a party; (iii) resolutions of the Board of Directors of each Note Party approving and authorizing the execution, delivery and performance of this Sixth Amendment and the other Note Documents to be executed on the Pre-Funding Closing Date, in each case, to which it is a party or by which it or its assets may be bound as of the Pre-Funding Notes Closing Date, certified as of the Pre-Funding Notes Closing Date by an appropriate Authorized Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business to the extent the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, each dated a recent date prior to the Pre-Funding Notes Closing Date.
(c)Organizational and Capital Structure.  The organizational structure and capital structure of Company and its Subsidiaries, as set forth on Schedule 4.2 to the Note Purchase Agreement on the Closing Date remains true and correct in all respects.  The Section 382 Ownership Shift (as of Company’s last “owner shift”) shall not exceed 46 percent; provided that this shall be determined without taking into account the issuance of, amendment to, or exercise of the Warrants.  For the avoidance of doubt, with regard to this Section 3.3(c) and Section 6.21 of the Note Purchase Agreement, the parties acknowledge that the issuance of or amendment to the Warrants will not constitute an issuance of stock.
(d)Letter of Direction.  Purchasers shall have received a duly executed letter of direction from Company addressed to Purchasers, on behalf of itself and Purchasers, directing the disbursement on the Pre-Funding Notes Closing Date of the proceeds of the Notes made on such date substantially in the form of Exhibit B hereto.

Each Purchaser, by delivering its signature page to this Agreement and purchasing a Note on the Pre-Funding Notes Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by, or item or other matter required to be satisfactory to, the Collateral Agent or Purchasers, as applicable, on the Pre-Funding Notes Closing Date.

8.	Appendix A of the Note Purchase Agreement is hereby amended by adding the following sub-appendix A-3:

APPENDIX A-3

TO NOTE PURCHASE AGREEMENT

Pre-Funding Notes Purchase Commitments

Purchaser	Pre-Funding Notes Purchase Commitment	Pro Rata Share
Broad Street Credit Holdings LLC	$3,000,000.00	100%
Total	$3,000,000.00	100%

B. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Sixth Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this Sixth Amendment shall not become effective, and the Note Parties shall have no rights under this Sixth Amendment, until the Purchaser shall have received the following documents, in form and substance satisfactory to the Purchaser: executed counterparts to this Sixth Amendment from the Company, each other Note Party, the Collateral Agent and the Purchaser.

C. REPRESENTATIONS

Each Note Party hereby represents and warrants to the Purchaser and the Collateral Agent that:

1.Each of the Note Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect; and

2.The execution, delivery and performance of this Sixth Amendment has been duly authorized by all necessary action on the part of each Note Party that is a party hereto.

D. OTHER AGREEMENTS

1.Continuing Effectiveness of Note Documents.  As amended hereby, all terms of the Note Purchase Agreement and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties party thereto.  To the extent any terms and conditions in any of the other Note Documents shall contradict or be in conflict with any terms or conditions of the Note Purchase Agreement, after giving effect to this Sixth Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby. Upon the effectiveness of this Sixth Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby.

2.Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Note Parties of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Note Purchase Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Note Parties to the Purchasers or any other obligation of the Note Parties, or any actions now or hereafter taken by the Purchasers with respect to any obligation of the Note Parties, the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3.Acknowledgment of Perfection of Security Interest. Each Note Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Collateral Agent and the Purchasers under the Note Purchase Agreement and the other Note Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Note Purchase Agreement and the other Note Documents.

4.Reservation of Rights. The parties agree that this Sixth Amendment does not constitute a waiver of any right, power, privilege, claim or remedy that the Purchaser would be entitled to exercise as a result of any and all events that may have occurred or that, with the passage of time and/or the giving of notice would constitute an Event of Default under the Note Documents and other defaults that may have occurred under one or more of the Note Documents or may occur from time to time after the date hereof. Accordingly, the Company is hereby notified that:

(a)The Purchaser reserves the right to enforce and avail itself of any and all rights, powers, privileges, claims and remedies provided in the Note Purchase Agreement and the other Note Documents against the Company and any and all other obligors thereunder and the Collateral, including all rights and remedies available at law or in equity (individually and collectively, as the context may require, “Enforcement of Rights”).
(b)The Purchaser will continue to actively monitor the situation and evaluate its options and expects the Company’s continued full cooperation in connection therewith.
(c)All of the rights, powers, privileges, claims and remedies of the Purchaser under the Note Documents and applicable law are hereby expressly reserved and neither any delay or omission by the Purchaser in the exercise of any Enforcement of Rights shall impair any such right, power, privilege, claim or remedy, or shall be construed to be a waiver thereof or any acquiescence therein. The Note Purchase Agreement and the other Note Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. There is no continuing agreement to forbear, or assurance of any forbearance, by the Purchaser and failure of the Purchaser to undertake any Enforcement of Rights at this time shall not constitute a course of dealing. For the avoidance of doubt, this Sixth Amendment does not constitute the exercise of any Enforcement of Rights, nor does it constitute a waiver or forbearance of any right of the Purchaser to, at any time, commence and undertake any Enforcement of Rights, which such rights are hereby expressly reserved by the Purchaser.
(d)The Company is further advised that no oral communication or course of dealing from or on behalf of the Purchaser by any party shall constitute any agreement, commitment, or evidence of any assurance or intention of the Purchaser with respect to the subject matter hereof. Any agreement, commitment, assurance, forbearance or intention of the Purchaser shall be effective only if in writing and duly executed by the Purchaser, as the case may be.
(e)Without limiting the generality of the foregoing, the Purchaser is under no obligation to honor any request for further waivers of any provision of the Note Purchase Agreement and this Sixth Amendment shall not be deemed to establish a course of conduct so as to justify an expectation by the Company that the Purchaser will agree to any such waivers and the Company shall comply strictly with all of the terms and conditions of the Note Documents from and after the date hereof.

5.Effect of Agreement.  Except as set forth expressly herein, all terms of the Note Purchase Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties to the Purchasers and Collateral Agent.  The execution, delivery and effectiveness of this Sixth Amendment shall not operate as a waiver of any right, power or remedy of the Purchasers under the Note Purchase Agreement, nor constitute a waiver of any provision of the Note Purchase Agreement, in each case, except as expressly provided herein. This Sixth Amendment shall constitute a Note Document for all purposes of the Note Purchase Agreement.

6.Governing Law. This Sixth Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

7.No Novation.This Sixth Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Purchase Agreement and the other Note Documents or an accord and satisfaction in regard thereto.

8.Costs and Expenses.  The Note Parties agrees to pay on demand all costs and expenses of Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Purchaser and Collateral Agent with respect thereto.

9.Counterparts.  This Sixth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Sixth Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

10.Binding Nature.  This Sixth Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Sixth Amendment.

11.Entire Understanding.  This Sixth Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

12.Release.  (a) Each Note Party hereby releases, acquits, and forever discharges Collateral Agent and each of the Purchasers, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Collateral Agent and the Purchasers (each a “Releasee”), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Note Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Releasee existing or occurring on or prior to the date of this Sixth Amendment or any instrument executed on or prior to the date of this Sixth Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Note Purchase Agreement or the other of the Note Documents.  The provisions of this paragraph shall be binding upon each Note Party and shall inure to the benefit of Releasees, and their respective heirs, executors, administrators, successors and assigns, and the other released parties set forth herein.  No Note Party is aware of any claim or offset against, or defense or counterclaim to, any Note Party’s obligations or liabilities under the Note Purchase Agreement or any other Note Document.  The provisions of this Section shall survive payment in full of the Obligations, full performance of the terms of this Sixth Amendment and the Note Documents, and/or Collateral Agent’s or each Purchaser’s actions to exercise any remedy available under the Note Documents or otherwise.  Each Note Party warrants and represents that such Note Party is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each Note Party has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

[Signatures on following page]

IN WITNESS WHEREOF, this Fifth Amendment has been duly executed as of the date first written above.

CAPSTONE GREEN ENERGY CORPORATION, as the Company and as a Note Party

By: /s/ John Juric

Name: John Juric

Title: Chief Financial Officer

Guarantors:

CAPSTONE TURBINE INTERNATIONAL, INC.

By: /s/ John Juric

Name: John Juric

Title: Chief Financial Officer

CAPSTONE TURBINE FINANCIAL SERVICES, LLC

By: /s/ John Juric

Name: John Juric

Title: Chief Financial Officer

[Signature Page to Sixth Amendment to Note Purchase Agreement]

BROAD STREET CREDIT HOLDINGS LLC as Purchaser

By: /s/ Justin Betzen

Name: Justin Betzen

Title: Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Collateral Agent

By: /s/ Justin Betzen

Name: Justin Betzen

Title: Authorized Signatory

[Signature Page to Sixth Amendment to Note Purchase Agreement]